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                      REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Temple-Inland Financial Services, Inc. and
   Subsidiaries (including Knutson Mortgage
   Corporation)

We have examined management's assertion included in the accompanying report titled REPORT OF MANAGEMENT that Temple-Inland Financial Services, Inc. and Subsidiaries (including Knutson Mortgage Corporation) (the "Company") complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS during the 15 month period ended December 31, 1997. Management is responsible for the Company's compliance with those requireme nts. Our responsibility is to express an opinion on management's assertions about he Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified require ments.

In our opinion, management's assertion that the Company complied with the aforementioned requirements during the 15 month period ended December 31, 1997, is fairly stated, in all material respects.

/s/ Ernst & Young LLP

January 30, 1998
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